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                                                                    EXHIBIT 11.1

                                 RESTRAC, INC.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
            (IN THOUSANDS, EXCEPT SHARE AND SHARE PER SHARE AMOUNTS)

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
                                                             YEARS ENDED SEPTEMBER 30,
                                                      ----------------------------------------
                                                         1997           1996           1995
                                                      ----------     ----------     ----------
PRIMARY:
Net income (loss)..................................   $   (1,280)    $    1,484     $      401
                                                      ==========     ==========     ==========
Weighted Average Shares of Common Stock
  Outstanding......................................    8,056,272      3,871,153      3,870,000
Dilutive Effect of Options Issued prior to
  5/10/95..........................................                     351,344        360,119
Dilutive Effect of Options Exercised...............                         964
Effect of Cheap Stock Options......................                     163,562        174,248
Conversion of Preferred Stock......................                   2,502,696      2,502,696
Shares issued in IPO...............................                     285,326
Shares issuable in IPO to fund Cumulative
  Dividends........................................                      37,126         42,210
                                                      ----------     ----------     ----------
Primary weighted average number of common and
  common equivalent shares outstanding.............    8,056,272      7,212,171      6,949,273
                                                      ==========     ==========     ==========
Primary net income (loss) per share................   $    (0.16)    $     0.21     $     0.06
                                                      ==========     ==========     ==========
FULLY DILUTED:
Net income (loss)..................................   $   (1,280)    $    1,484     $      401
                                                      ==========     ==========     ==========
Weighted Average Shares of Common Stock
  Outstanding......................................    8,056,272      3,871,153      3,870,000
Dilutive Effect of Options Issued prior to
  5/10/95..........................................                     361,442        360,119
Dilutive Effect of Options Exercised...............                         991
Effect of Cheap Stock Options......................                     163,562        174,248
Conversion of Preferred Stock......................                   2,502,696      2,502,696
Shares issued in IPO...............................                     285,326
Shares issuable in IPO to fund Cumulative
  Dividends........................................                      37,127         42,210
                                                      ----------     ----------     ----------
Fully Diluted weighted average number of common and
  common equivalent shares outstanding.............    8,056,272      7,222,297      6,949,273
                                                      ==========     ==========     ==========
Fully Diluted net income (loss) per share..........   $    (0.16)    $     0.21     $     0.06
                                                      ==========     ==========     ==========
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